(Translation)
                                                                    June 1, 2004

To Our Shareholders

                                          Toshio Maruyama
                                          President and COO
                                          ADVANTEST CORPORATION
                                          32-1, Asahi-cho 1-chome,
                                          Nerima-ku, Tokyo


                             CONVOCATION NOTICE OF
               THE 62ND ORDINARY GENERAL MEETING OF SHAREHOLDERS

Dear Sirs and Madams:

     Notice is hereby given that the 62nd ordinary general meeting of shareholders of ADVANTEST CORPORATION (the "Company") will be held as set forth below. Your attendance thereat is respectfully requested.

     If you are not able to attend the meeting, you may exercise your voting rights in one of the following ways after examining the reference documents as set forth below.

(Exercise of voting rights in writing by submitting the enclosed voting instruction form)

     Please indicate your intention to vote "for" or "against" each agenda item in the voting instruction form, then affix your seal and send the said form to us.

(Exercise of voting rights via the Internet)

     Please access the website for casting votes on the general meeting of shareholders (http://www.e-tosyodai.com), indicate your intention to vote "for" or "against" each agenda item by following the on-screen instructions. For details, please refer to "Instructions for the Exercise of Voting Rights via the Internet" as set forth on page 31.



1.   Date and time: June 25, 2004 (Friday) at 10:00 a.m.

2.   Place: Main Conference Room of Advantest Corporation
            32-1, Asahi-cho 1-chome, Nerima-ku, Tokyo


3.   Subject matters of the meeting:

          Matters to be reported:

               Matters concerning the business report, balance sheet and statement of income for the 62nd Fiscal Year (from April 1, 2003 to March 31, 2004).

          Matters to be resolved:

               Agenda Item No. 1:   Approval of the proposed appropriation of
                                    retained earnings for the 62nd fiscal year

               Agenda Item No. 2    Partial amendment of the Articles of
                                    Incorporation

                                    (An outline of this agenda item is set forth on pages 25 through 26 of the "Reference Documents with respect to the Exercise of Voting Rights" below)

               Agenda Item No. 3:   Election of one director

               Agenda Item No. 4:   Election of two corporate auditors

               Agenda Item No. 5:   Issuance of stock acquisition rights as
                                    stock options

                                    (An outline of this agenda item is set forth on pages 27 through 30 of the "Reference Documents with respect to the Exercise of Voting Rights" below)



================================================================================

     When you arrive at the meeting, please submit the enclosed voting instruction form to the reception desk at the site of the meeting.

     We cordially invite you to attend a reception to be held after the meeting for shareholders and management members of the Company.

     For shareholders who will be unable to attend the meeting on the date it is held, we expect to provide video streaming of the actual meeting (solely with respect to the portion concerning matters to be reported) on the Company's website beginning on the day of the meeting.

(Attachment)



                                 Business Report
                                 ---------------

                     (April 1, 2003 through March 31, 2004)

1.   Overview of Business

     (1)  Results of Business

          (a)  Business Conditions

     During the fiscal year, business conditions affecting the Company have been generally very favorable due to an increased appetite for capital expenditures in the semiconductor manufacturing industry, as stimulated by the strong performance of digital consumer products including digital cameras and DVD recorders, decreased volatility of DRAM prices, and improved demands for personal computers.

     Under this environment, the Company made concentrated efforts to increase incoming orders and expand sales through the timely introduction of new products. The Company and its group companies combined forces in a drive towards improving profitability by shortening production time and improving production efficiency, in part through a reorganization of its manufacturing operations implemented on July 1, 2003 to consolidate certain of its manufacturing subsidiaries under Advantest Manufacturing, Inc., as well as continuing its efforts from the previous fiscal year to reduce fixed costs.

     As a result of the above, the Company returned to profit as incoming orders increased by 120.4% to (Y)172.4 billion and net sales increased by 96.3% to
(Y)150.5 billion, each as compared with the previous fiscal year, while achieving net income before income taxes of (Y)21.0 billion and net income of
(Y)11.9 billion. Overseas sales as a percentage of total sales was 64.9%, as compared to 52.9% in the previous fiscal year.

     In the automated test equipment segment, flash memory testers in the memory tester market performed strongly both domestically and overseas. In addition, DRAM testers experienced solid sales, particularly with respect to new models such as the T5593 high-speed memory tester for next generation DDR memory and general purpose high-speed memory testers, which generated a high level of purchase inquiries both in and outside of Japan.

     In the SoC (System-on-a-chip) and application specific semiconductor testers market, testers for SoC used in mobile phones and digital consumer devices and testers for LCD driver ICs continued their robust sales from the previous fiscal year particularly in Japan and Taiwan. In addition, the Company has introduced new products aiming at the CCD and in-car device market. The Company has also launched the T2000 series of new-concept testers based on OPENSTAR(TM),*1 which recorded strong sales in the North American market.

     As a result of the above, incoming orders in the automated test equipment segment increased by 139.3% to (Y)160.0 billion while net sales of the segment increased by 113.8% to (Y)138.2 billion, each as compared with the previous fiscal year. Overseas sales as a percentage of total sales in the automated test equipment segment was 68.5%, as compared to 57.7% in the previous fiscal year.

     In the measuring instrument segment, business conditions continued to be severe due to delays in the recovery of demand in the communication market in general, despite certain market, such as the wireless LAN market, performing well in the wireless communications related market. In this segment, despite efforts to introduce new products based on the WMT*2 platform, including a high-performance signal analyzer for next generation mobile communication, full-fledged recovery was not seen in sales or profits.


-------------
     *1 OPENSTAR(TM) - The name of an open architecture standard published by the Semiconductor Test Consortium, Inc.

     *2 WMT (Wizard of Module Test) is a common platform proprietarily developed by the Company for measuring instruments.

     As a result of the above, incoming orders in the measuring instrument segment increased by 9.0% to (Y)12.3 billion while net sales of the segment increased by 2.2% to (Y)12.3 billion, each as compared with the previous fiscal year. Overseas sales as a percentage of total sales in the measuring instrument segment was 24.6%, as compared to 27.3% in the previous fiscal year.

     However, the measuring instrument segment has faced operating deficits in the two preceding fiscal years and, despite the Company's restructuring efforts, did not return to profitability in the current fiscal year, with no such prospects for the foreseeable future. Therefore, the Company has made a determination to recognize an impairment loss on the fixed assets of this segment by recording a charge in the aggregate amount of (Y)2.9 billion, which was included in extraordinary loss of this fiscal year.

     For further information on the prospects of the measuring instrument segment, please refer to the section entitled "(b) Challenges Ahead".


     (Sales Breakdown by Segment)



   -------------------- ------------------------------ ----------------------------- ----------------------------
           Fiscal Year                                                                Change from the previous
                                   FY2002                         FY2003                       period
   Segment
   -------------------- ----------------- ------------ ---------------- ------------ --------------- ------------
                             Amount       Percentage       Amount       Percentage       Amount      Percentage
                        (in million yen)      (%)        (in million        (%)       (in million     increase
                                                            yen)                          yen)           (%)
   -------------------- ----------------- ------------ ---------------- ------------ --------------- ------------
   Automated Test             64,656          84.3%         138,258         91.8%         73,602        113.8%
   Equipment
   -------------------- ----------------- ------------ ---------------- ------------ --------------- ------------
   Measuring                  12,030          15.7%          12,300          8.2%            270          2.2%
   Instrument
   -------------------- ----------------- ------------ ---------------- ------------ --------------- ------------
   Total                      76,686         100.0%         150,558        100.0%         73,872         96.3%
   -------------------- ----------------- ------------ ---------------- ------------ --------------- ------------
   Export                     40,570          52.9%          97,744         64.9%         57,174        140.9%
   -------------------- ----------------- ------------ ---------------- ------------ --------------- ------------

          (b)  Challenges Ahead

     With respect to business conditions in the upcoming fiscal year, the Company expects to see a continuing increase in demand for digital consumer devices as well as a solid increase in semiconductor demand in light of the recovery of the personal computer market and expansion of the third-generation mobile phone market. In addition, the Company expects an increase in capital expenditures by semiconductor manufacturers resulting from investments relating to 300mm wafers and the transition to a generation of memory devices. Notwithstanding the existence of certain factors that may have a negative impact, such as the strengthening of yen and the prospects for economic recovery, the Company expects the business environment to improve in general.

     In order to respond to these expected increases in demand, the Company plans to implement a number of measures aimed at furthering its profitability, including plans to increase sales through the timely introduction of new products that meet market needs, as well as its continued efforts to shorten time-to-delivery through improvements in manufacturing efficiency and to reduce costs.

     In connection with the regrouping and reorganization, as described below, of the Company's business in FY2004, the Company plans to reclassify and regroup its two reportable segments of "Automated Test Equipment" and "Measuring Instruments" into the following three new segments - "Semiconductor and Component Test System Business", "Mechatronics System Business" and "Services, Support and Others".

     The measuring instrument segment, which has historically been one of the Company's reportable segments, has suffered poor results with grim prospects for recovery. Therefore, the Company has undertaken a fundamental review of this segment, and made the decision to reorganize the segment by selectively focusing on certain of its existing businesses, centering on the act of "measurement", which is the basic pillar of the Company's business.

     The first segment of "Semiconductor and Component Test System Business" focuses on the markets for semiconductors and electronic parts. This segment combines the Company's product lines of memory testers, SoC testers and application specific semiconductor testers with certain measuring instrument product lines, as well as incorporating the constituent technologies, sophisticated engineering teams and other resources developed in the measuring instrument business.

     The second segment of "Mechatronics System Business" focuses on peripheral devices used for "measurement", which will include handlers, which are used for the purpose of factory automation, device interfaces, which serve as interface with devices to be measured, and nano-techonology related operations.

     The last segment of "Services, Support and Others" will consist of solutions provided in connection with the above businesses, support services, and the equipment lease business.

     The Company is focused on improving operating results through establishing an operating structure that responds timely to market changes, promoting fast development of key future technologies and providing timely customer solutions under the concept of "GETsolution".*3 To achieve these objectives, the Company is driven to further strengthen its product development operations and improve production efficiency by selectively focusing on certain businesses, while strengthening its overseas operations in the U.S., Europe and Asia.

     Further, the Company seeks to achieve better transparency and strengthen its corporate branding by stressing the importance of corporate social responsibilities, enhancing its disclosure process and compliance system, and addressing environmental as well as human rights issues.

     In October 2001, the Company launched a company-wide initiative called "Initiative21". This initiative seeks to promote new ideas and improvement strategies at all levels of the Company, from divisions ranging from sales, development and manufacturing to maintenance and administration, with an aim toward strengthening the Company's competitiveness. The Company expects to achieve further growth and fulfill its social mission by having each employee take the initiative to tackle new issues. This initiative will continue into 2004, the year of the Company 50th anniversary.

     We look forward to your continued support and guidance as shareholders.

-------------
       *3 GETsolution (Globally Enabled Total solution) is the Company's service business designed to provide a set of comprehensive solutions to deal with issues ranging from the design to the delivery of semiconductors.

          (c)  Capital Expenditures

                    The Company invested a total of (Y)2.3 billion in capital
               expenditures in FY2003 that focused on new product development, manufacturing streamlining, power saving and expansion of manufacturing capacity.



          (d)  Financing

              No significant financing activity took place in FY2003.



     (2)  Historical Data on Business Results and Assets

         ---------------------------------- ---------------- ---------------- ---------------- ----------------
                                                FY2000           FY2001           FY2002           FY2003
         ---------------------------------- ---------------- ---------------- ---------------- ----------------
         Net sales (in million yen)              225,309          72,928           76,686           150,558
         ---------------------------------- ---------------- ---------------- ---------------- ----------------
         Net income (in million yen)              31,820         (19,265)         (11,467)           11,957
         ---------------------------------- ---------------- ---------------- ---------------- ----------------
         Net income per share (in yen)            319.08         (193.71)         (116.49)          119.97
         ---------------------------------- ---------------- ---------------- ---------------- ----------------
         Net assets (in million yen)             230,988         204,058          178,253           188,891
         ---------------------------------- ---------------- ---------------- ---------------- ----------------
         Total assets (in million yen)           354,357         258,544          235,456           277,047
         ---------------------------------- ---------------- ---------------- ---------------- ----------------


     Note 1: The calculation of "net income per share" was based on the average number of total shares outstanding during the relevant fiscal year.

     Note 2: The calculation of "net income per share" since FY2001 was based on the average number of issued shares during the relevant fiscal year reduced by the average number of treasury shares held during the fiscal year. Beginning in FY2002, the Company has adopted the "Accounting Standards Regarding Calculations of Earnings Per Share of current net earnings" (ASB Statement No. 2) and "Guidelines for Accounting Standards Regarding Calculations of Earnings Per Share of current net earnings" (ASB Guidelines No. 4).

     Note 3: Beginning in FY2003, the Company has adopted the "Accounting Standards for Impairment Accounting of Fixed Assets" (BADC) and "Implementation Guidelines for Impairment Accounting of Fixed Assets" (ASB Implementation Guidelines No. 6).

2.   Company Information (as of March 31, 2004)

     (1)  Primary Areas of Business

          The Company designs, manufactures and sales automated test equipment used for the testing of function and performance of various types of semiconductors, as well as general-purpose and customized measuring instruments used in the communications, electronic devices and computer systems industries.

   (2)   Equity Stock

         (a)   Total number of authorized shares             220,000,000 shares

         (b)   Total number of issued shares                  99,783,385 shares

         (c)   Number of shareholders                             33,112

         (d)   Major shareholders



     ------------------------------------------- -------------------------------- -------------------------------
                Name of Shareholder                    Status of Ownership          The Company's Interest in
                                                                                         such Shareholder
     ------------------------------------------- ---------------- --------------- ---------------- --------------
                                                    Number of      Percentage in     Number of     Percentage in
                                                    Shares (in     Voting Rights     Shares (in    Voting Rights
                                                 thousand shares)       (%)       thousand shares)      (%)
     ------------------------------------------- ---------------- --------------- ---------------- --------------
     Mizuho Trust & Banking Co., Ltd.               16,023             16.33              -              -
     (retirement benefit trust (Fujitsu
     account))
     ------------------------------------------- ---------------- --------------- ---------------- --------------
     The Master Trust Bank of Japan, Ltd.            8,716              8.88              -              -
     (trust account)
     ------------------------------------------- ---------------- --------------- ---------------- --------------
     Japan Trustee Services Bank, Ltd. (trust        8,042              8.19              -              -
     account)
     ------------------------------------------- ---------------- --------------- ---------------- --------------
     Fujitsu Limited                                 4,047              4.12              -              -
     ------------------------------------------- ---------------- --------------- ---------------- --------------
     Barclays Bank PLC Sub-Account                   2,164              2.20              -              -
     Barclays Capital Securities Limited
     ------------------------------------------- ---------------- --------------- ---------------- --------------
     The Dai-ichi Mutual Life Insurance Company      1,724              1.75              -              -
     ------------------------------------------- ---------------- --------------- ---------------- --------------
     Shinsei Bank, Limited                           1,627              1.65              -              -
     ------------------------------------------- ---------------- --------------- ---------------- --------------
     BNP Paribas Securities (Japan) Limited          1,584              1.61              -              -
     ------------------------------------------- ---------------- --------------- ---------------- --------------
     Fukoku Mutual Life Insurance Company            1,546              1.57              -              -
     ------------------------------------------- ---------------- --------------- ---------------- --------------
     Credit Suisse First Boston Securities           1,399              1.42              -              -
     (Japan) Limited
     ------------------------------------------- ---------------- --------------- ---------------- --------------


     (Notes)     1.  Treasury shares held by the Company, in the number of
                     1,507 thousand shares, have not been included in the table above.

                 2. Mizuho Trust & Banking Co., Ltd. holds the 16,023 thousand shares of common stock referred above as the trustee of a retirement benefit plan of Fujitsu Limited, and exercises its voting rights pursuant to instructions given by Fujitsu Limited.

     (3)  Acquisition, Disposition and Holding of Treasury Stock

          (i)  Acquisition

                  Common stock                                      4,141 shares

                  Aggregate cost of acquisition               (Y)31,548 thousand

          (ii) Disposition

                  Common stock                                     33,422 shares

                  Aggregate proceeds from disposition        (Y)286,159 thousand

          (iii) Lapse

                  Common stock                                          - shares

          (iv) Number of treasury stock as of end of period

                Common stock                                    1,507,745 shares



     (4)  Employees

          ------------------------- ------------------------ ----------------------- -----------------------
            Number of Employees       Change from End of                                Average Years of
                                        Previous Period           Average Age               Service
          ------------------------- ------------------------ ----------------------- -----------------------
                      1,450                    (157)                   36.72                   11.83
          ------------------------- ------------------------ ----------------------- -----------------------


     (Notes)  1.  The employee numbers set forth above do not include employees seconded to associated companies.

              2. The number of employees decreased by 157 as compared to the end of the previous fiscal year primarily due to a transfer of manufacturing personnel effected in connection with the spin-off of the Company's manufacturing division and its subsequent merger into Advantest Manufacturing, Inc.

   (5)   Business Combinations

     (a)   Significant Subsidiaries

   ------------------------------------------ ------------------ ------------- ------------------------------------
                Name of Subsidiary              Common Stock      Percentage          Principal Activities
                                                                 of Ownership
   ------------------------------------------ ------------------ ------------- ------------------------------------
   Advantest Laboratories Ltd.                (Y)50 million            100%      Research and development of
                                                                                 measuring and testing technologies
   ------------------------------------------ ------------------ ------------- ------------------------------------
   Advantest Customer Support Corporation     (Y)300 million           100%      Maintenance service for the
                                                                                 Company's products
   ------------------------------------------ ------------------ ------------- ------------------------------------
   Advanmechatec Co., Ltd.                    (Y)300 million           100%      Manufacturing of the Company's
                                                                                 products
   ------------------------------------------ ------------------ ------------- ------------------------------------
   Advanmicrotec Co., Ltd.                    (Y)50 million            100%      Manufacturing of components used
                                                                                 in the Company's products
   ------------------------------------------ ------------------ ------------- ------------------------------------
   Advantest Manufacturing, Inc.              (Y)80 million            100%      Manufacturing of the Company's
                                                                                 products
   ------------------------------------------ ------------------ ------------- ------------------------------------
   Japan Engineering Co., Ltd.                (Y)305 million           100%      Development, manufacturing and
                                                                                 sales of the Company's products
   ------------------------------------------ ------------------ ------------- ------------------------------------
   Advantest Finance Inc.                     (Y)1,000 million         100%      Leasing of the Company's products
   ------------------------------------------ ------------------ ------------- ------------------------------------
   Advantest America Corporation (Holding      US$43,000               100%      Headquarters of North American
   Co.)                                        thousand                          operations
   ---------------------------------------- ------------------ ------------- ------------------------------------
   Advantest America, Inc.                     US$42,000               100%      Manufacturing and sales of the
                                               thousand                          Company's products
   ---------------------------------------- ------------------ ------------- ------------------------------------
   Advantest (Europe) GmbH                     10,792 thousand         100%      Headquarters of European
                                               Euros                             operations; sales of the Company's
                                                                                 products
   ---------------------------------------- ------------------ ------------- ------------------------------------
   Advantest Taiwan Inc.                       560,000 thousand        100%      Sales of the Company's products
                                               New Taiwan
                                               Dollars
   ---------------------------------------- ------------------ ------------- ------------------------------------
   Advantest (Singapore) Pte. Ltd.             15,300 thousand         100%      Headquarters of Asian operations;
                                               Singapore Dollars                 sales of the Company's products
   ---------------------------------------- ------------------ ------------- ------------------------------------

     (Note) Percentage of ownership includes indirectly held shares.



     (b)   Business Combination Activities

          (i) On April 1, 2003, the Company established Advantest RF Technology Corporation as a development subsidiary for measuring instruments.

          (ii) On July 1, 2003, the Company separated its information technology department to establish a spin-off company, Advantest Information Systems, Inc.

          (iii) Advantest Instruments Corporation was merged into Advanelectron Co., Ltd. on July 1, 2003 as part of the Company's efforts to consolidate its manufacturing operations. In addition, Advanelectron Co., Ltd. has been renamed Advantest Manufacturing, Inc.

          (iv) Japan Engineering Co., Ltd. became a wholly-owned subsidiary of the Company upon the completion of a share subscription on August 5, 2003 and a share acquisition by share exchange on December 16, 2003, both conducted by the Company with respect to Japan Engineering's shares.

          (v) Advantest America Design Center, Inc. terminated operations on June 30, 2003.

          (vi) On October 1, 2003, Advantest (Singapore) Pte. Ltd. was consolidated with Advantest Asia Pte. Ltd., which is the Company's subsidiary that oversees Asia operations. In addition, Advantest Asia Pte. Ltd. has been renamed Advantest (Singapore) Pte. Ltd. after the consolidation.

          (vii) On March 19, 2004, Advantest Test Engineering Corporation was merged into Advantest America R&D Center, Inc. to improve efficiency.



     (c)  Results of Business Combination Activities

                The Company has 40 consolidated subsidiaries, including the 12 significant subsidiaries set forth above. In FY2003, consolidated net sales was (Y)174.2 billion (up 78.2% from the previous fiscal year) and consolidated net income was (Y)17.3 billion.



     (6)  Significant Sales Offices and Branch Offices

   ----------------- ----------------------- -------------------------------------------------
   Category          Name of Office          Location
   ----------------- ----------------------- -------------------------------------------------
   Head Office and
   Other Offices     Head Office             Shinjuku-ku, Tokyo
   ----------------- ----------------------- -------------------------------------------------
                     Nerima Office           Nerima-ku, Tokyo
   ----------------- ----------------------- -------------------------------------------------
                     Gyoda Office            Gyoda-shi, Saitama
   ----------------- ----------------------- -------------------------------------------------
                     Western Japan Office    Suita-shi, Osaka
   ----------------- ----------------------- -------------------------------------------------
   R&D Centers       Gunma R&D Center        Meiwa-machi, Ora-gun, Gunma
   ----------------- ----------------------- -------------------------------------------------
                     Otone R&D Center        Otone-machi, Kitasaitama-gun, Saitama
   ----------------- ----------------------- -------------------------------------------------
                     Kitakyushu R&D Center   Yahatahigashi-ku, Kitakyushu-shi, Fukuoka
   ----------------- ----------------------- -------------------------------------------------
   Laboratories      Advantest Laboratories  Aoba-ku, Sendai-shi, Miyagi
   ----------------- ----------------------- -------------------------------------------------
   Factories         Gunma Factory           Ora-machi, Ora-gun, Gunma
   ----------------- ----------------------- -------------------------------------------------
                     Gunma Factory 2         Ora-machi, Ora-gun, Gunma
   ----------------- ----------------------- -------------------------------------------------
                     Menuma Factory          Menuma-machi, Osato-gun, Saitama
   ----------------- ----------------------- -------------------------------------------------

     (7)  Directors and Corporate Auditors

 --------------------------------- ------------------------ -----------------------------------------------------
              Title                         Name                           Area of Responsibility
 --------------------------------- ------------------------ -----------------------------------------------------
 Chairman of the Board and CEO     Hiroshi Oura
 --------------------------------- ------------------------ -----------------------------------------------------
 Vice Chairman of the Board        Shinpei Takeshita
 --------------------------------- ------------------------ -----------------------------------------------------
 President and COO                 Toshio Maruyama
 --------------------------------- ------------------------ -----------------------------------------------------
 Director and Senior Executive     Kiyoshi Miyasaka          In charge of corporate planning and strategies;
 Officer                                                     Senior Vice President, Strategic Business
                                                             Initiatives
 --------------------------------- ------------------------ -----------------------------------------------------
 Director and Senior Executive     Junji Nishiura            In charge of technologies and production
 Officer
 --------------------------------- ------------------------ -----------------------------------------------------
 Director and Senior Executive     Hiroji Agata              In charge of marketing
 Officer
 --------------------------------- ------------------------ -----------------------------------------------------
 Director and Managing Executive   Hitoshi Owada             In charge of administration
 Officer
 --------------------------------- ------------------------ -----------------------------------------------------
 Corporate Standing Auditor        Noboru Yamaguchi
 --------------------------------- ------------------------ -----------------------------------------------------
 Corporate Standing Auditor        Tadahiko Hirano
 --------------------------------- ------------------------ -----------------------------------------------------
 Corporate Auditor                 Keizo Fukagawa            Executive Advisor of Fujitsu Limited
 --------------------------------- ------------------------ -----------------------------------------------------
 Corporate Auditor                 Takashi Takaya            Corporate Standing Auditor of Fujitsu Limited
 --------------------------------- ------------------------ -----------------------------------------------------


     (Note)   1.  Changes in the appointment of directors and corporate
                  auditors during FY2003 are as follows:

              (1) Changes adopted by the 61st ordinary general meeting of shareholders on June 27, 2003

                  Retiring:

                    Senior Managing Director           Shigeru Sugamori
                    Managing Director                  Isao Kitaoka
                    Managing Director                  Kenichi Mitsuoka
                    Managing Director                  Takashi Tokuno
                    Managing Director                  Masakazu Ando
                    Director                           Jiro Katoh
                    Director                           Tetsuo Aoki
                    Director                           Norihito Kotani
                    Director                           Takao Tadokoro
                    Director                           Hiroyasu Sawai
                    Director                           Yuri Morita
                    Director                           Hiroshi Tsukahara
                    Director                           Masao Shimizu

                  Newly elected:

                    Corporate Auditor                  Takashi Takaya

              (2) Changes adopted by the Meeting of the Board of Directors on
                  June 27, 2003

                    Representative Board Director      Toshio Maruyama      (Previous position: President and COO)
                    Director                           Kiyoshi Miyasaka     (Previous position: Senior Managing
                                                                            Director)
                    Director                           Junji Nishiura       (Previous position: Senior Managing
                                                                            Director)
                    Director                           Hiroji Agata         (Previous position: Managing Director)
                    Director                           Hitoshi Owada        (Previous position: Managing Director)


              2. There was no significant change in the area of responsibility or position of directors after March 31, 2004.

              3. Of the corporate auditors set forth above, Keizo Fukagawa and Takashi Takaya are outside corporate auditors appointed pursuant to Article 18, Paragraph 1 of the "Law Concerning Exceptions to the Commercial Code Relating to Audit, etc. of Stock Corporations."

              4. Effective June 27, 2003, the Company has introduced the positions of Executive Officer. The appointments of Executive Officers are set forth below:

                  (* Indicates an Executive Officer who also serves on the Board of Directors)

                    President and COO                    Toshio Maruyama*
                    Senior Executive Officer             Kiyoshi Miyasaka*
                    Senior Executive Officer             Junji Nishiura*
                    Senior Executive Officer             Hiroji Agata*
                    Managing Executive Officer           Hitoshi Owada*
                    Managing Executive Officer           Kenichi Mitsuoka
                    Managing Executive Officer           Takashi Tokuno
                    Managing Executive Officer           Norihito Kotani
                    Managing Executive Officer           Yuri Morita
                    Executive Officer                    Jiro Katoh
                    Executive Officer                    Takao Tadokoro
                    Executive Officer                    Hiroyasu Sawai
                    Executive Officer                    Hiroshi Tsukahara
                    Executive Officer                    Masao Shimizu
                    Executive Officer                    Masao Araki
                    Executive Officer                    Yoshiaki Furuse
                    Executive Officer                    Yuichi Kurita
                    Executive Officer                    Yoshiro Yagi
                    Executive Officer                    Hideaki Imada

     (8)  Stock Acquisition Rights

          (a)  Stock acquisition rights currently outstanding

               (Stock acquisition rights granted in accordance with the resolution passed at the ordinary general meeting of shareholders held on June 27, 2002)

            -------------------------------------------------------------- --------------------------------------
            Number of stock acquisition rights                             7,030
            -------------------------------------------------------------- --------------------------------------

            Class and total number of shares to be issued or delivered     703,000 shares of common stock
            upon exercise
            -------------------------------------------------------------- --------------------------------------
            Issuance price                                                 (Y)0
            -------------------------------------------------------------- --------------------------------------

               (Stock acquisition rights granted in accordance with the resolution passed at the ordinary general meeting of shareholders held on June 27, 2003)

            -------------------------------------------------------------- --------------------------------------
            Number of stock acquisition rights                             7,500
            -------------------------------------------------------------- --------------------------------------
            Class and total number of shares to be issued or delivered     750,000 shares of common stock
            upon exercise
            -------------------------------------------------------------- --------------------------------------
            Issuance price                                                 (Y)0
            -------------------------------------------------------------- --------------------------------------

         (b) Stock acquisition rights issued during FY2003 under especially favorable terms to persons who are not shareholders

              (Stock acquisition rights granted in accordance with the resolution passed at the ordinary general meeting of shareholders held on June 27, 2002)

              - Issued on April 25, 2003 -

              1.   Class and total number of shares to be     14,000 shares of
                   issued or delivered upon exercise          common stock

              2.   Number of stock acquisition rights         140
                                                              (each stock
                                                              acquisition right
                                                              is exercisable
                                                              for 100 shares)

              3.   Issuance price                             (Y)0

              4.   Exercise price to be paid upon exercise    (Y)8,148 per share

              5.   Exercise period                            May 1, 2003 to
                                                              March 31, 2007

              6.   Terms of exercise

                   (a) A person to whom stock acquisition rights are allocated
                       (a "rights holder") may not exercise its rights if:

                    (i) the rights holder ceases to be a director, corporate auditor or employee of the Company or of its subsidiary before the expiration of the exercise period, and is not appointed or rehired as a director, corporate auditor, employee, advisor or non-regular employee of such entities, except where the termination is due to the completion of his/her term of office or his/her reaching retirement age;

                    (ii) the rights holder dies;

                    (iii) the rights holder notifies the Company of his/her
                         intention to waive the rights;

                    (iv) for any reason the rights holder becomes an officer or employee of a company engaging in a competing business, and is notified by the Company of the revocation of his/her rights; or

                    (v) upon the exercise of the stock acquisition rights, the rights holder violates any law, Company rule or agreement governing the granting of such stock acquisition rights, and is notified by the Company of the revocation of his/her rights.

                   (b)  The stock acquisition rights may not be inherited.

                   (c)  No stock acquisition right may be exercised in part.

              7.  Cancellation of stock acquisition rights

                   (a) The Company may cancel, for no consideration, any stock acquisition right in the event that the general meeting of the shareholders resolves to approve (i) any merger agreement pursuant to which the Company shall cease to exist, or (ii) any share exchange agreement or share transfer pursuant to which the Company shall become a wholly-owned subsidiary of another company.

                   (b) The Company may cancel, for no consideration, all or part of the stock acquisition rights of a rights holder to the extent that such stock acquisition rights are not exercisable due to the rights holder's failure to satisfy any of the conditions for exercise of stock acquisition rights.

               8.  Favorable terms related to the stock acquisition rights

                   The stock acquisition rights were issued for no consideration to directors, and employees of the Company's overseas subsidiaries.

               (Stock acquisition rights granted in accordance with the resolution passed at the ordinary general meeting of shareholders held on June 27, 2003)

               - Issued on June 27, 2003 -

               1.  Class and total number of shares           734,000 shares of
                   to be issued or delivered                  common stock
                   upon exercise

               2.  Number of stock acquisition rights         7,340
                                                              (each stock
                                                              acquisition right
                                                              is exercisable for
                                                              100 shares)

               3.  Issuance price                             (Y)0

               4.  Exercise price to be paid upon exercise    (Y)5,160 per share

               5.  Exercise period                            April 1, 2004 to
                                                              March 31, 2008

               6.  Terms of exercise

                   (a) A person to whom stock acquisition rights are allocated (a "rights holder") may not exercise its rights if:

                    (i) the rights holder becomes a person who does not hold any position as a director, corporate auditor, executive officer, employee, advisor or non-regular employee of the Company or of any of its subsidiaries, except where the Company deems that it is appropriate to allow him/her to exercise his/her stock acquisition rights and notifies him/her to that effect;

                    (ii) the rights holder dies;

                    (iii) the rights holder notifies the Company of his/her
                         intention to waive the rights;

                    (iv) for any reason the rights holder becomes an officer or employee of a company engaging in a competing business, and is notified by the Company of the revocation of his/her rights; or

                    (v) upon the exercise of the stock acquisition rights, the rights holder violates any law, Company rule or agreement governing the granting of such stock acquisition rights, and is notified by the Company of the revocation of his/her rights.

                   (b) The stock acquisition rights may not be inherited.

                   (c) No stock acquisition right may be exercised in part.

               7.  Cancellation of stock acquisition rights

                   Same as the stock acquisition rights issued on April 25, 2003.

               8.  Favorable terms related to the stock acquisition rights

                   The stock acquisition rights were issued for no consideration to directors, corporate auditors, executive officers and employees of the Company and its domestic and overseas subsidiaries.

               - Issued on August 29, 2003 -

               1.  Class and total number of shares           6,000 shares of
                   to be issued or delivered                  common stock
                   upon exercise

               2.  Number of stock acquisition rights         60
                                                              (each stock
                                                              acquisition right
                                                              is exercisable for
                                                              100 shares)

               3.  Issuance price                             (Y)0

               4.  Exercise price to be paid upon exercise    (Y)8,090 per share

               5.  Exercise period                            Same as the stock
                                                              acquisition rights
                                                              issued on June 27,
                                                              2003.

               6.  Terms of exercise

                   Same as the stock acquisition rights issued on June 27, 2003.

               7.  Cancellation of stock acquisition rights

                   Same as the stock acquisition rights issued on April 25, 2003.

               8.  Favorable terms related to the stock acquisition rights

                   The stock acquisition rights were issued for no consideration to employees of the Company's overseas subsidiaries.

               - Issued on January 27, 2004 -

               1.   Class and total number of shares          7,000 shares of
                    to be issued or delivered                 common stock
                    upon exercise

               2.   Number of stock acquisition rights        70
                                                              (each stock
                                                              acquisition right
                                                              is exercisable for
                                                              100 shares)

               3.   Issuance price                            (Y)0

               4.   Exercise price to be paid upon exercise   (Y)9,220 per share

               5.   Exercise period                           Same as the stock
                                                              acquisition rights
                                                              issued on June 27,
                                                              2003.

               6.   Terms of exercise

                    Same as the stock acquisition rights issued on June 27, 2003.

               7.   Cancellation of stock acquisition rights

                    Same as the stock acquisition rights issued on April 25, 2003.

               8.   Favorable terms related to the stock acquisition rights

                    The stock acquisition rights were issued for no consideration to directors of the Company's overseas subsidiaries.

               - Issued on March 31, 2004 -

               1.   Class and total number of shares          3,000 shares of
                    to be issued or delivered                 common stock
                    upon exercise

               2.   Number of stock acquisition rights        30
                                                              (each stock
                                                              acquisition right
                                                              is exercisable for
                                                              100 shares)


               3.   Issuance price                            (Y)0

               4.   Exercise price to be paid upon exercise   (Y)8,550 per share

               5.   Exercise period                           Same as the stock
                                                              acquisition rights
                                                              issued on June 27,
                                                              2003.

               6.   Terms of exercise

                    Same as the stock acquisition rights issued on June 27, 2003.

               7.   Cancellation of stock acquisition rights

                    Same as the stock acquisition rights issued on April 25, 2003.

               8.   Favorable terms related to the stock acquisition rights

                    Same as the stock acquisition rights issued on August 29, 2003.



                (Names of the persons to which stock acquisition rights were granted and the numbers granted)

                (i)  Directors of the Company

                    ---------------------------------------- -------------------
                                       Name                   Number of stock
                                                             acquisition rights
                    ---------------------------------------- -------------------
                    Hiroshi Oura, Shinpei Takeshita,              300 each
                    Toshio Maruyama
                    ---------------------------------------- -------------------
                    Kiyoshi Miyasaka, Junji Nishiura,             200 each
                    Hiroji Agata
                    ---------------------------------------- -------------------
                    Hitoshi Owada                                 180
                    ---------------------------------------- -------------------

                (ii)  Corporate Auditors of the Company

                    ---------------------------------------- -------------------
                                       Name                   Number of stock
                                                             acquisition rights
                    ---------------------------------------- -------------------
                    Noboru Yamaguchi, Tadahiko Hirano,             30 each
                    Keizo Fukagawa, Takashi Takaya
                    ---------------------------------------- -------------------

                (iii)  Executive Officers of the Company

                    ---------------------------------------- -------------------
                                       Name                   Number of stock
                                                             acquisition rights
                    ---------------------------------------- -------------------
                    Kenichi Mitsuoka, Takashi Tokuno,             160 each
                    Norihito Kotani, Yuri Morita
                    ---------------------------------------- -------------------
                    Jiro Katoh, Takao Tadokoro, Hiroyasu          120 each
                    Sawai, Hiroshi Tsukahara, Masao Shimizu,
                    Masao Araki, Yoshiaki Furuse, Yuichi
                    Kurita, Yoshiro Yagi, Hideaki Imada
                    ---------------------------------------- -------------------

                (iv)  Advisors to the Company

                    ---------------------------------------- -------------------
                                       Name                   Number of stock
                                                             acquisition rights
                    ---------------------------------------- -------------------
                    Tetsuo Aoki, Masakazu Ando, Keishi             30 each
                    Kaetsu, Mineo Kamiya, Katsusaburo
                    Kawaguchi, Isao Kitaoka, Shigeru
                    Sugamori, Michiaki Chamoto, Shoji
                    Niki, Hiromi Maruyama, Katsuaki Minami
                    ---------------------------------------- -------------------

                (v) Employees of the Company; Directors and employees of the
                    Company's subsidiaries (top 10 persons only)

                    ---------------------------------------- -------------------
                                       Name                   Number of stock
                                                             acquisition rights
                    ---------------------------------------- -------------------
                    Lin Gang                                      200
                    ---------------------------------------- -------------------
                    Kim Young Hwan, Cheng Sui Yoong,              100 each
                    Nicholas Konidaris, Josef
                    Schraetzenstaller, Keith Lee
                    ---------------------------------------- -------------------
                    Robert Sauer                                  80
                    ---------------------------------------- -------------------
                    Ping Nieh                                     50
                    ---------------------------------------- -------------------
                    Tony Capitanio, Georg Schmederer              40 each
                    ---------------------------------------- -------------------

                    (Note) The number of stock acquisition rights granted to Lin Gang, Tony Capitanio and Georg Schmederer include rights granted on April 25, 2003 and June 27, 2003. The number of stock acquisition rights granted to Keith Lee include rights granted on June 27, 2003 and January 27, 2004.


                (vi) Directors of the Company's subsidiaries who were granted at least the same number of stock acquisition rights as the least number granted to Directors or Corporate Auditors of the Company

                    ---------------------------------------- -------------------
                                       Name                   Number of stock
                                                             acquisition rights
                    ---------------------------------------- -------------------
                    Ryozo Kobayashi, Takashi Horio                30 each
                    ---------------------------------------- -------------------

                    (Note) Persons listed above in (v) have been excluded from this table.



                (vii) Breakdown of stock acquisition rights granted to employees of the Company and directors and employees of the Company's subsidiaries

                    ------------------------- ----------------- --------------------------- ---------------------
                            Category          Number of stock   Class and total number of     Total number of
                                                acquisition       shares to be issued or      persons granted
                                                   rights        delivered upon exercise     stock acquisition
                                                                                                   rights
                    ------------------------- ----------------- --------------------------- ---------------------
                    Employees of the Company       1,540        154,000 shares of common              66
                                                                stock
                    ------------------------- ----------------- --------------------------- ---------------------
                    Directors of the               950          95,000 shares of common               17
                    Company's subsidiaries                      stock
                    ------------------------- ----------------- --------------------------- ---------------------
                    Employees of the               1,180        118,000 shares of common              70
                    Company's subsidiaries                      stock
                    ------------------------- ----------------- --------------------------- ---------------------

                                  Balance Sheet

                             (As of March 31, 2004)

                                                                                                (In million yen)
------------------------------------------------------ -----------------------------------------------------------
                       Assets                                                 Liabilities
----------------------------------------- ------------ ---------------------------------------------- ------------
Current assets                              203,388    Current liabilities                               56,504
     Cash and deposits                       64,469       Trade accounts payable                         38,444
     Trade notes receivable                   4,978       Current installments of bonds                   4,500
     Accounts receivable                     67,042       Other accounts payable                          1,173
     Finished goods                           8,154       Accrued expenses                                6,647
     Raw materials                            6,134       Income tax payable                                 32
     Work in progress                        21,258       Allowance for product warranty                  1,771
     Supplies                                    42       Other                                           3,935
     Deferred tax assets                     21,776
     Other                                    9,541    Noncurrent liabilities                            31,651
     Allowance for doubtful accounts           (10)       Bonds                                          20,000
                                                          Long-term borrowings                               82
Noncurrent assets                            73,658       Allowance for retirement benefits               9,386
   Property, plant and equipment             40,054       Allowance for officers' retirement              1,261
                                                          benefits
     Buildings and improvements              16,183       Other                                             920
                                                       ---------------------------------------------- ------------
     Structures                               1,043                  Total liabilities                   88,155
                                                       -----------------------------------------------------------
     Machinery and equipment                  3,252                       Stockholders' equity
                                                       ---------------------------------------------- ------------
     Vehicles and delivery equipment              0    Common stock                                      32,362
     Tools and furniture                      1,338    Capital surplus                                   32,973
     Land                                    18,141       Additional paid-in capital                     32,973
     Construction in progress                    94    Retained earnings                                135,672
   Intangible fixed assets                    1,884       Legal reserve                                   3,083
     Software and other                       1,884       Voluntary reserve                             119,942
   Investments and other assets              31,718          [Reserve for losses in foreign            [27,062]
                                                             investments]
     Investment securities                    6,713          [General reserve]                         [92,880]
     Investments in associated companies     16,347       Unappropriated earnings at end of year         12,647

     Long-term loans receivable               1,408    Net unrealized holding gains on other                793
                                                       securities
     Deferred tax assets                      5,707    Treasury stock                                  (12,910)
     Other                                    1,542
                                                       ---------------------------------------------- ------------
                                                                Total stockholders' equity              188,891
----------------------------------------- ------------ ---------------------------------------------- ------------
              Total assets                  277,047     Total liabilities and stockholder's equity      277,047
----------------------------------------- ------------ ---------------------------------------------- ------------

   (Note)  All amounts above are truncated after the million.

           Beginning this fiscal year, the Company prepares its financial statements in accordance with the amended Commercial Code Regulations that included amendments required by the "Ministry of Justice Ordinance to Amend Certain Parts of the Commercial Code Regulations" (Ministry of Justice Ordinance No. 7, issued on February 28, 2003) and "Ministry of Justice Ordinance to Amend Certain Parts of the Commercial Code Regulations" (Ministry of Justice Ordinance No. 68, issued on September 22, 2003).

           1. Short-term receivables from associated companies (Y)40,381 million
              Long-term receivables from associated companies   (Y)1,380 million

           2. Short-term payables to associated companies      (Y)10,271 million

           3. Outstanding loan guarantees                          (Y)26 million

           4. Accumulated depreciation on property, plant and equipment (including accumulated impairment losses)
                                                               (Y)56,449 million
           5. Assets pledged as collateral
                    Property, plant and equipment                 (Y)403 million

           6. In addition to the noncurrent assets on the balance sheet, the Company uses certain computer equipment under lease contracts.

           7. The amount of outstanding warrants attached to bonds, class of equity issuable upon exercise of such warrants and their exercise prices are as set forth below:

                                         Amount outstanding     Class of equity issuable upon exercise    Exercise price
                                         ------------------     --------------------------------------    --------------
      Series 3 unsecured bonds with       (Y)225 million                     Common stock                 (Y)14,018.00
                warrants

            8. Increase in net assets within the meaning of Article 124, Clause 3 of the Commercial Code Regulations:
                                                                  (Y)793 million

                               Statement of Income

                             (April 1, 2003 through
                                 March 31, 2004)
                                                                                          (In million yen)
        ------------------ ---------------- --------------------------------------- --------------- -------------
                                            Operating income

                                                Net sales                                              150,558
                              Operating     Operating expenses
                           profit and loss
                                                Cost of sales                             86,008
                                                Selling, general and
         Ordinary profit                           administrative expenses                40,772       126,781
            and loss       ---------------- --------------------------------------- --------------- -------------
                                                       Operating income                                 23,776
                                            --------------------------------------- --------------- -------------
                            Non-operating   Non-operating income
                           profit and loss
                                                Interest and dividends income              1,614
                                                Other                                      2,452         4,067
                                            Non-operating expenses
                                                Interest expenses                            466
                                                Other                                      3,344         3,811
                           -------------------------------------------------------- --------------- -------------
                                               Ordinary income                                          24,033
        ------------------ -------------------------------------------------------- --------------- -------------
        Extraordinary      Extraordinary loss
        profit and loss         Impairment loss                                            2,996         2,996
        --------------------------------------------------------------------------- --------------- -------------
               Net income before income taxes                                                           21,036
        --------------------------------------------------------------------------- --------------- -------------
               Income taxes - current                                                                       86
        --------------------------------------------------------------------------- --------------- -------------
               Income taxes - deferred                                                                   8,993
        --------------------------------------------------------------------------- --------------- -------------
               Net income                                                                               11,957
        --------------------------------------------------------------------------- --------------- -------------
               Retained earnings brought forward                                                         2,180
        --------------------------------------------------------------------------- --------------- -------------
               Interim dividends                                                                         1,473
        --------------------------------------------------------------------------- --------------- -------------
               Loss from disposition of treasury stock                                                      16
        --------------------------------------------------------------------------- --------------- -------------
               Unappropriated earnings at end of year                                                   12,647
        --------------------------------------------------------------------------- --------------- -------------

         (Note)   All amounts above are truncated after the million.

                  1.  Transactions with associated companies
                           Sales                        (Y)71,227 million
                           Purchases                    (Y)41,139 million
                           Non-operating transactions    (Y)3,862 million
                  2.  Net income per share                 (Y)119.97

                      ------------------------------------------------------------------- ---------------------
                      Net income as reported on statement of income                        (Y)11,957 million
                      ------------------------------------------------------------------- ---------------------
                      Net income allocated to common stock                                 (Y)11,787 million
                      ------------------------------------------------------------------- ---------------------
                      Amount not allocated to common stock                                    (Y)170 million
                           Bonuses to officers by appropriation of earnings
                      ------------------------------------------------------------------- ---------------------
                      Average number of common stock outstanding during the fiscal year    98,250,830 shares
                      ------------------------------------------------------------------- ---------------------

     Significant Accounting Policies

       1.  Valuation of securities

         (1)  Investments in subsidiaries

                Stated at cost using the moving average method

         (2)  Other securities

             (a)  Securities with fair value

                    Stated at fair value based on market prices at the end of
                  the relevant period (unrealized holding gains and losses are accounted for as a component of stockholders' equity; cost of other securities sold is determined using the moving average method).

              (b) Securities not practicable to estimate fair value

                    Stated at cost using the moving average method

       2.  Valuation of inventories

         (1)  Finished goods

                Stated at cost using the periodic average method

         (2)  Raw materials

                Stated at lower of cost or market using the periodic average method

         (3)  Work in progress

                Stated at cost using the periodic average method

         (4)  Supplies

                Stated at cost using the specific identification method

       3.  Depreciation and amortization of noncurrent assets

         (1)  Depreciation of plant, property and equipment

                Based on the declining balance method

                However, buildings (excluding attached improvements) acquired on or after April 1, 1998 are depreciated using the straight-line method.

         (2)    Amortization of intangible fixed assets

                Based on the straight-line method

                However, software for internal use is amortized using the
              straight-line method over its estimated useful life of 5 years.

       4.  Allowances

         (1)  Allowance for doubtful accounts

                To prepare for credit losses on accounts receivable and loans, etc., an allowance equal to the estimated amount of uncollectible receivables is provided for general receivables based on a historical write-off ratio, and for bad receivables based on a case-by-case determination of collectibility.

          (2)  Allowance for product warranty

                To reasonably account for repair costs covered under product warranty in the respective periods in which they arise, the allowance for a given year is provided in an amount determined based on the ratio of repair costs in that year to net sales in the preceding year.

         (3)  Allowance for retirement benefits

                To provide for employee retirement benefits, an allowance for retirement benefits is provided in an amount determined based on the estimated retirement benefit obligations and pension assets at the end of the fiscal year.

                Past service liabilities are amortized on a straight-line basis over a fixed number of years (17 years) during the average remaining years of service of employees.

                Any actuarial gains and losses are amortized on a straight-line basis over a fixed number of years (17 years) during the average remaining years of service of employees, and the amount is recorded in the fiscal year subsequent to its occurrence.

         (4)  Allowance for officers' retirement benefits

                To provide for officers' retirement benefits, an allowance is provided for the aggregate amount payable at the end of the period pursuant to the Company's rules on officers' retirement benefits. This allowance is stipulated under Article 43 of the Commercial Code Regulations.

       5. Accounting for lease transactions

             Finance lease transactions not involving a transfer of title to the lessee are accounted for in the same way as usual operating lease transactions.

       6.  Accounting for consumption taxes

             Consumption taxes are accounted using the net-of-tax method.

       (Changes in Accounting Policies)

             From this fiscal year, the Company has adopted the accounting standard for impairment of fixed assets ("Opinion on Establishing an Accounting Standard for Impairment of Fixed Assets" (BADC, August 9,
           2002)) and "Implementation Guidelines for Impairment Accounting of Fixed Assets" (ASB Implementation Guidelines no. 6, October 31,
           2003), as these standard and guidelines became applicable to financial statements of fiscal years ending on or after March 31, 2004. The adoption of the above has negatively affected income before income taxes by (Y)2,996 million.

       (Changes in the Method of Presentation)

             From this fiscal year, the Company has adopted the "Special Exception Relating to Associated Companies" under Article 48, Paragraph 1 of the Commercial Code Regulations. In accordance with this Exception, certain statements or notes have been presented for the category "associated companies" rather than for "subsidiaries" as was previously. In addition, pursuant to Article 197 of the Commercial Code Regulations, the Company has adopted the terminology and forms provided in the "Regulations on Financial Statements, etc." in certain parts of its balance sheet and statement of income, and as a result has renamed the line item "net unrealized holding gains on equity shares, etc." to "net unrealized holding gains on other securities". Neither of the above changes had any effect on the amounts to be presented.

                   Proposed Appropriation of Retained Earnings
                                                                      (In yen)
              ------------------------------------------- ----------------------
                                    Item                            Amount
              ------------------------------------------- ----------------------
              Unappropriated earnings at end of year           12,647,472,145

              Earnings will be appropriated as follows:
              Dividends
                 (Y)25 per share                                2,456,891,000
              Directors' bonus                                    150,000,000
              Corporate Auditors' bonus                            20,000,000
              General reserve                                   7,000,000,000

                   Earnings to be carried forward               3,020,581,145
              ------------------------------------------- ----------------------
         (Note)   On December 10, 2003, the Company paid interim dividends of
                  (Y)15 per share (or (Y)1,473,669,120 in total) to its shareholders of record as of September 30, 2003.

Copy of Independent Auditor's Report

--------------------------------------------------------------------------------
                          Independent Auditor's Report

                                                                    May 17, 2004

To the Board of Directors of Advantest Corporation:

                                                Shin Nihon & Co.

                                                Shigenori Hanada
                                                ---------------------------[   ]
                                                Daihyo Shain and
                                                Kanyo Shain
                                                Certified Public Account

                                                Mitsuo Cho
                                                ---------------------------[   ]
                                                Kanyo Shain
                                                Certified Public Account

We have audited the financial statements, which included the balance sheet, statement of income, the business report (limited to accounting matters), the proposed appropriation of retained earnings and the supporting schedules (limited to accounting matters), of Advantest Corporation for its 62nd fiscal year (April 1, 2003 through March 31, 2004) for the purpose of reporting under the provisions of Article 2, Paragraph 1 of the "Law Concerning Exceptions to the Commercial Code Relating to Audit, etc. of Stock Corporations." With respect to the aforementioned business report and the supporting schedules, our audit was limited to those matters based on the accounting records of the Company. The management of the Company was responsible for the preparation of these financial statements and the supporting schedules, and our responsibility is to express an opinion on the financial statements and the supporting schedules based on our audit as independent auditors.

We conducted our audit in accordance with auditing standards generally accepted in Japan. The auditing standards require us to obtain reasonable assurance that the financial statements and the supporting schedules are free of material misstatement. The audit was conducted based on a test basis, and included assessing the accounting principles used, the method of their application and estimates made by management as well as evaluating the overall presentation of the financial statements and the supporting schedules. We believe that our audit provides a reasonable basis for our opinion. The auditing procedures also include those considered necessary for its subsidiaries.

As a result of the audit, our opinion is as follows:
   (1) the balance sheet and statement of income present properly the financial position and the results of operations of the Company in conformity with related laws and regulations and the Articles of Incorporation of the Company;
       As stated in the Significant Accounting Policies, the Company has adopted the accounting standard for impairment of fixed assets ("Opinion on Establishing an Accounting Standard for Impairment of Fixed Assets" (BADC, August 9, 2002)) and "Implementation Guidelines for Impairment Accounting of Fixed Assets" (ASB Implementation Guidelines no. 6, October 31, 2003) from this fiscal year with which we concur as its purpose was to reduce the carrying amount of the fixed assets of the measuring instrument segment to their current valuation based on current conditions as well as the Company is planning to reorganize its measuring instrument operations.
   (2) the business report (limited to accounting matters) presents properly the current state of the Company in conformity with related laws and regulations and the Articles of Incorporation of the Company;
   (3) the proposed appropriation of retained earnings has been prepared in conformity with related laws and regulations and the Articles of Incorporation of the Company;
   (4) there is nothing to point out as to the supporting schedules (limited to accounting matters) in conformity with the provisions of the Commercial Code.

We have no interest in the Company that is required to be disclosed pursuant to the provisions of the Certified Public Accountant Law.

--------------------------------------------------------------------------------

     Copy of Board of Corporate Auditors' Audit Report
--------------------------------------------------------------------------------
                                  Audit Report

    This Audit Report was prepared by the Board of Corporate Auditors based on reports from each Corporate Auditor with respect to the method and results of audit concerning the performance by each Director of his respective duty during the 62nd fiscal year (April 1, 2003 through March 31, 2004) of Advantest Corporation. We hereby report as follows.

1.   Method of Audit

     Pursuant to the audit policies established by the Board of Corporate Auditors, each Corporate Auditor has attended meetings of the Board of Directors and other important meetings, posed questions to Directors on the state of business, reviewed important approval-granting documents, inspected the state of business and assets at the Head Office and other important branch offices, and reviewed the financial statements and the supporting schedules upon report from independent auditors. The Corporate Auditors have also sought reports from subsidiaries of the Company on their state of business, and performed on-site inspection of the state of business and assets of important subsidiaries whenever necessary.

     In the case of any engagement in competing transactions by a Director, transactions involving any conflict of interests between the Company and a Director, offering of advantage by the Company for no consideration, transactions at unusual terms with a subsidiary or shareholder, or the acquisition or disposition of treasury stock, the Corporate Auditors have, in addition to the method of audit described above, requested reports from the Directors and inspected such transactions in detail whenever necessary.

2.   Result of Audit

     (1) The method and result of audit performed by Shin Nihon & Co., the independent auditor of the Company, are appropriate.
     (2) The business report of the Company accurately presents the financial conditions of the Company in conformity with related laws and regulations and the Articles of Incorporation of the Company.
     (3) In consideration of the financial position of the Company and other matters, the proposed appropriation of retained earnings plan presents fairly all matters required to be presented, and no irregularity was found that need to be pointed out.
     (4) The supporting schedules present fairly all matters required to be presented, and no material irregularity requiring disclosure was found.
     (5) No irregularity or violation of related laws or regulations or the Articles of Incorporation of the Company was found with respect to the activities of the Board of Directors, including activities related to subsidiaries of the Company.
         In addition, no breach of fiduciary duty by any Directors was found with respect to engagements in competing transactions by a Director, transactions involving any conflict of interest between the Company and a Director, offering of advantage by the Company for no consideration, transactions at unusual terms with a subsidiary or shareholder, or the acquisition or disposition of treasury stock.


May 20, 2004
                            Board of Corporate Auditors of Advantest Corporation

                            Noboru Yamaguchi
                            -------------------------------------------[   ]
                            Corporate Standing Auditor

                            Tadahiko Hirano
                            -------------------------------------------[   ]
                            Corporate Standing Auditor

                            Keizo Fukagawa
                            -------------------------------------------[   ]
                            Corporate Auditor

                            Takashi Takaya
                            -------------------------------------------[   ]
                            Corporate Auditor

(Note) Keizo Fukagawa and Takashi Takaya are outside corporate auditors appointed pursuant to Article 18, Paragraph 1 of the "Law Concerning Exceptions to the Commercial Code Relating to Audit, etc. of Stock Corporations."

--------------------------------------------------------------------------------

        Reference Documents with respect to the Exercise of Voting Rights



1.  Number of voting rights of all shareholders:           981,144 voting rights



2. Agenda Items and Reference Matters:



Agenda Item No. 1:   Approval of the proposed appropriation of retained earnings for the 62nd fiscal year

     The details of the appropriation of retained earnings for this fiscal year are as described on page 22 of the attached document.

     The basic policy of the Company is to continue to provide stable dividends at a level consistent with its operating results, based on the belief that shareholder value is premised on the realization of long-term growth in corporate value.

     During this fiscal year, the Company made concentrated efforts to increase incoming orders and expand sales through the timely introduction of new products. In addition, the Company continued its efforts from the previous fiscal year to reduce overheads through a reorganization of its manufacturing operations to shorten production time and improve manufacturing efficiency. As a result, net sales of the fiscal year increased significantly to (Y)150.5 billion as the Company returned to profits after two years of deficits.

     In light of the need to provide sufficient reserves to strengthen the Company's financial position in expectation of future expansions, the Company proposes to pay a year-end dividend of (Y)25 per share for the fiscal year (which, together with the interim dividend of (Y)15 per share already paid, amounts to a fiscal year total of (Y)40 per share, representing an increase of
(Y)10 per share over the previous fiscal year).



Agenda Item No. 2:    Partial amendment of the Articles of Incorporation

1.   Reason for amendment:


(1) Following the implementation of the "Law to Amend Certain Parts of the Commercial Code and the Law Concerning Exceptions to the Commercial Code Relating to Audit, etc. of Stock Corporations" (Law No. 132 of 2003) effective as of September 25, 2003, a company may acquire treasury shares by Board resolution if authorized to do so in its Articles of Incorporation. In order to provide flexibility in the implementation of capital policies in response to changes in business conditions, we propose that a new Article 6 (Acquisition of Treasury Shares) be inserted.

(2) The "Law to Amend Certain Parts of the Commercial Code and the Law Concerning Exceptions to the Commercial Code Relating to Audit, etc. of Stock Corporations" (Law No. 149 of 2001) effective as of May 1, 2002 provides for the reduction of personal liabilities of directors and corporate auditors. The Company believes that by limiting liabilities to a reasonable extent, Directors and Corporate Auditors can more fully perform the functions expected of them. Therefore, we propose that a new Article 26 (Exemption of Directors' Liabilities) and a new Article 36 (Exemption of Corporate Auditors' Liabilities) be inserted. The proposal with respect to the addition of a new Article 26 has been given unanimous consent by the Board of Corporate Auditors.

(3) In addition to the foregoing, the Company will renumber certain Articles to accommodate the insertions of new Articles proposed above.

2.   Details of proposed amendments:

     The details of the proposed amendments are as follows:

                                                                                 (Changes are underlined.)

---------------------------------------------------------- ----------------------------------------------------------
                     Present Article                                           Proposed Amendment
---------------------------------------------------------- ----------------------------------------------------------
                   (Newly introduced)                      Article 6.     (Acquisition of Treasury Shares)
                                                               The Company may acquire treasury shares by resolution
                                                           of the Board of Directors pursuant to Article 211-3,
                                                           Paragraph 1, Clause 2 of the Commercial Code.

Article 6.     (Denomination of Share Certificates)        Article 7.     (Denomination of Share Certificates)
    ~          (omitted)                                       ~          (present provisions maintained)
Article 24.    (Remuneration of Directors)                 Article 25.    (Remuneration of Directors)

                                                           Article 26.    (Exemption of Directors' Liabilities)
                   (Newly introduced)                          Pursuant to Article 266, Paragraph 12 of the
                                                           Commercial Code and to the extent permitted by law
                                                           and regulations, the Company may, by resolution of
                                                           the Board of Directors, exempt the liabilities of its
                                                           Directors (including persons who have previously
                                                           served as the Company's Directors) with respect to
                                                           acts described under Paragraph 1, Clause 5 of the
                                                           said Article.

Article 25.    (Counselors and Advisors)                   Article 27.    (Counselors and Advisors)
    ~          (omitted)                                       ~          (present provisions maintained)
Article 33.    (Remuneration of Corporate Auditors)        Article 35.    (Remuneration of Corporate Auditors)

                                                           Article 36.    (Exemption of Corporate Auditors'
                   (Newly introduced)                      Liabilities)
                                                               Pursuant to Article 280, Paragraph 1 of the
                                                           Commercial Code and to the extent permitted by law and
                                                           regulations, the Company may, by resolution of the
                                                           Board of Directors, exempt the liabilities of its
                                                           Corporate Auditors (including persons who have previously
                                                           served as the Company's Corporate Auditors).

Article 34.    (Business Year)                             Article 37.    (Business Year)
    ~          (omitted)                                       ~          (present provisions maintained)
Article 37.   (Effective Period for Dividend Payment)      Article 40.    (Effective Period for Dividend Payment)
---------------------------------------------------------- -------------------------------------------------------


Agenda Item No. 3:   Election of one director

     To strengthen the Company's management structure and corporate governance, we would request that you elect one new director.

     The profile of the nominee is set forth below.

     Pursuant to Article 19, Paragraph 2 of the Articles of Incorporation, the term of office of the Director to be elected at this Shareholders' Meeting shall be the same as the remaining term of the other Directors currently in office.

--------------------------- --------------------------------------------------------------------- -------------------
           Name                                    Brief Personal History                           Number of the
     (Date of Birth)                      (Appointment to other companies, if any)                 Company's shares
                                                                                                        owned
--------------------------- --------------------------------------------------------------------- -------------------
      Takashi Tokuno        April 1971           Joined Advantest Corporation                                  2,636
                            June 1996            Director
    (October 9, 1948)       June 2000            Managing Director
                            June 2003            Managing Executive Officer (present position)
--------------------------- --------------------------------------------------------------------- -------------------

Note:      This nominee does not have any special interest in the Company.


Agenda Item No. 4:         Election of two corporate auditors

         Because, upon the closing of this ordinary general meeting of shareholders, Mr. Noboru Yamaguchi and Mr. Keizo Fukagawa will conclude their terms of office as the corporate auditor, we would like you to elect two corporate auditors.

         The profiles of the nominees are set forth below.

         We have obtained consent of the Board of Corporate Auditors with respect to this Agenda Item.



--------------------------- ------------------------------------------------------------------------ -------------------
           Name                                    Brief Personal History                              Number of the
     (Date of Birth)                      (Appointment to other companies, if any)                    Company's shares
                                                                                                        owned
--------------------------- ------------------------------------------------------------------------ -------------------
  1         Noboru Yamaguchi      April 1965           Joined Fuji Communication Apparatus Mfg. Co.,           2,973
                                                       Ltd. (currently Fujitsu Limited)
                                  June 1995            Managing Director of Advantest Corporation
                                  June 1997            Senior Managing Director of Advantest
                                                       Corporation
          (November 12, 1941)     June 2001            Corporate Standing Auditor of Advantest
                                                       Corporation (present position)
------- ------------------------- --------------------------------------------------------------------- ---------------
  2          Kuniaki Suzuki       July 1969            Joined Fujitsu Limited                                       0
                                  June 2000            Director of Fujitsu Limited
                                  April 2003           Corporate Executive Vice President of Fujitsu
                                                       Limited (present position)
           (August 28, 1945)      June 2003            Director of Fujitsu Limited (present position)
------- ------------------------- --------------------------------------------------------------------- ---------------

Note
1:   None of the nominees has any special interest in the Company.
2: Mr. Kuniaki Suzuki is a nominee for outside corporate auditor under Article 18, Paragraph 1 of the "Law Concerning Exceptions to the Commercial Code Relating to Audit, etc. of Stock Corporations".


Agenda Item No. 5:    Issuance of stock acquisition rights as stock options


     Pursuant to Articles 280-20 and 280-21 of the Commercial Code, we request that you approve the issuance of stock acquisition rights on especially favorable terms as described below.

1. Reason for the issuance of stock acquisition rights on especially favorable terms

     The stock acquisition rights will be issued as stock options to directors, corporate auditors, executive officers and employees of the Company and its domestic and overseas subsidiaries to provide them an incentive towards better business performance and to retain and attract talented individuals.

2.   Details of stock acquisition rights

(1)  Persons to whom stock acquisition rights will be allocated

     Directors, corporate auditors, executive officers and employees of the Company and its domestic and overseas subsidiaries, and overseas subsidiaries of the Company. The overseas subsidiaries will then allocate the same rights as the stock acquisition rights pursuant to applicable local laws to directors, corporate auditors and employees of other overseas subsidiaries.

(2) Class and total number of shares to be issued or delivered upon exercise of the stock acquisition rights

     Not exceeding 800,000 shares of common stock of the Company.

     The number of shares to be issued or delivered upon exercise of each stock acquisition right shall be 100 shares, provided, however, that when the subscription price per share is adjusted in accordance with (5) below, the number of such shares shall be adjusted according to the following formula. This adjustment is made only with respect to any such stock acquisition rights that have not yet been exercised as of the time of adjustment. Any fraction of a share that arises as a result of an adjustment will be rounded down to the nearest number of shares.

         Number of shares to be issued or            Total subscription price
       delivered upon exercise of each stock   =  ------------------------------
                  acquisition right                Subscription price per share


     When the number of shares to be issued or delivered upon exercise of each stock acquisition right is adjusted, the total number of shares to be issued or delivered upon exercise of the stock acquisition rights shall be adjusted to the number obtained by multiplying (i) the number of shares to be issued or delivered upon exercise of each stock acquisition right after adjustment by (ii) the number of stock acquisition rights that have not yet been exercised as of the time of adjustment, then adding the number of shares that have been issued or delivered upon exercise of stock acquisition rights. After the adjustment, the total number of shares to be issued or delivered upon exercise of the stock acquisition rights may exceed 800,000 shares.

(3)  Total number of stock acquisition rights to be issued

      Not exceeding 8,000.

(4)  Issue price of the stock acquisition rights

      No consideration shall be paid.

(5) Total subscription price to be paid upon exercise of each stock acquisition right

     The total subscription price to be paid upon exercise of each stock acquisition right shall be determined by multiplying (i) the subscription price per share as determined in the following paragraph, by (ii) the number of shares to be issued or delivered upon exercise of each stock acquisition right as specified in (2) above (100 shares).

     The subscription price per share shall be 1.05 times the average closing price, rounded up to the nearest yen, of the common stock of the Company in regular trading on the Tokyo Stock Exchange on each day of the month (excluding any such day on which there was no trade) preceding the first occasion on which any stock acquisition rights approved by this Shareholders' Meeting are issued; provided, however, that if such amount is less than the closing price of the common stock of the Company on such day of issue (or, if there was no trade on such day of issue, the closing price on the immediately preceding day on which there was any trade), the subscription price per share shall equal the closing price on such day.

     If, subsequent to the issue of the stock acquisition rights, the Company splits or consolidates its common stock, or issues new shares or disposes of its treasury shares below market price (other than to issue or deliver shares upon exercise of stock acquisition rights or warrants, with certain other exceptions), the subscription price per share shall be adjusted according to the following formula, rounded up to the nearest yen. Furthermore, the subscription price per share may, to the extent necessary and reasonable, be adjusted in a way deemed appropriate by the Company, in the case of a capital reduction, merger or split of the Company or certain other events.

     (a)  Formula for adjustment in the case of share split or consolidation

         Subscription price per    Subscription price per                   1
                                 =                         x ------------------------------
         share after adjustment    share before adjustment   Ratio of split / consolidation


     (b) Formula for adjustment in the case of issue of new shares or disposition of treasury stock below market price

                                                                           Number of new    x    Subscription
                                                     Outstanding           shares to be         price per share
          Subscription           Subscription         number of      +        issued             to be issued
            price per     =        price per    x       shares           ----------------------------------------
          share after            share before                                    Market price per share
           adjustment             adjustment       --------------------------------------------------------------
                                                   Outstanding number of      +      Number of new shares to be
                                                            shares                             issued


          In the above formula, "outstanding number of shares" shall mean the total number of outstanding shares of the Company after deduction of shares held by the Company as treasury stock. In the case of disposition of treasury stock, "number of new shares to be issued" in the above formula shall be read as "number of treasury shares to be disposed of."

(6)  Exercise period of the stock acquisition rights

     Between April 1, 2005 and March 31, 2009 (4 years).

(7)  Conditions for exercise of stock acquisition rights

     (a) A person to whom stock acquisition rights are allocated (a "rights holder"), other than overseas subsidiaries of the Company, must be a director, corporate auditor, executive officer or employee of the Company or its domestic or overseas subsidiary at the time of exercise, except where there are reasons deemed reasonable.

     (b)  The stock acquisition rights may not be inherited.

     (c)  No stock acquisition right may be exercised in part.

     (d) Other terms and conditions will be determined at a meeting of the Board of Directors subsequent to the Shareholders' Meeting.

(8)   Cancellation of stock acquisition rights

     (a) The Company may cancel, for no consideration, any stock acquisition right in the event that the general meeting of the shareholders resolves to approve (i) any merger agreement pursuant to which the Company shall cease to exist, or (ii) any share exchange agreement or share transfer pursuant to which the Company shall become a wholly-owned subsidiary of another company.

     (b) The Company may cancel, for no consideration, all or part of the stock acquisition rights of a rights holder to the extent that such stock acquisition rights are not exercisable due to the rights holder's failure to satisfy any of the conditions for exercise of stock acquisition rights.

(9)  Restriction on the transfer of stock acquisition rights

     Any transfer of stock acquisition rights shall require the approval of the Board of Directors, except where the transferee is the Company.

(10) Other details of the stock acquisition rights will be determined in a meeting of the Board of Directors subsequent to the Shareholders' Meeting.

        (Instructions for the Exercise of Voting Rights via the Internet)

     If you choose to exercise your voting rights via the Internet, please read the following instructions before doing so:

1. Voting rights may be exercised online only by using the following website designated by the Company (http://www.e-tosyodai.com). It is not possible to access this site through Internet access on a mobile phone.
     (Please note that you will need the voting number and dedicated voting password as indicated on the enclosed voting instruction form if you want to exercise your voting rights on the Internet.)

2. If you cast your vote both on the Internet and through the voting instruction form, only your vote cast on the Internet shall be deemed valid.

3. If you cast your vote on the Internet more than once, only your last vote shall be deemed valid.

4. Any connection charges due to Internet service providers and communication charges due to communication carriers incurred as a result of using the voting casting website shall be paid by the shareholder.

5. If you choose to cast your vote online, please do so by 5:00 pm of June 24, 2004 (Thursday) to the extent possible in order for us to have time to count the results.


    ----------------------------------------------------------------------------
    Any inquiries relating to the procedures for exercising voting rights online shall be directed to the following:
         Transfer agent:       Tokyo Securities Transfer Agent Co., Ltd.
         Phone number:0120-49-7009 (toll-free number)
    ----------------------------------------------------------------------------